EX-99(e)(2)

                                DEALER AGREEMENT

AGREEMENT, made as of this th day of , 200_, by and between Gartmore Distribution Services, Inc., or its surviving entity ("Distributor") and _______________ ("Dealer") whereby Dealer agrees to participate in the distribution of the shares ("Shares") of the series and classes of Gartmore Mutual Funds (collectively the "Trust") as are listed on Exhibit A, and as may be amended from time to time (each, a "Fund"). Dealer also agrees to provide distribution and shareholder services to the Funds subject to the following terms and conditions.

1. DEALER AUTHORITY. With respect to the distribution and sales of Shares, Dealer shall have authority to act as limited agent of a Fund, Distributor or any other dealer only with respect to facilitating the purchase and sale of Shares as described herein. All orders are subject to acceptance or rejection by Distributor or a Fund in its sole discretion, and if accepted become effective only upon confirmation by Distributor. Dealer shall have no authority to make any representations concerning the Shares of a Fund except such representations as may be contained in a Fund's then current prospectus, in its then current Statement of Additional Information (collectively, the prospectus and Statement of Additional Information for each Fund are the "Prospectus"), and in such other printed information as a Fund or Distributor may subsequently prepare or distribute to Dealer for purposes of selling the Shares. Dealer shall have no authority to distribute any other sales material relating to a Fund or any of its Shares without the prior written approval of Distributor. Dealer agrees to follow any written guidelines or standards relating to the sale or distribution of the Shares as may be provided to Dealer by Distributor including the provisions outlined in Exhibit B and the relevant Fund's prospectus, as well as to follow any applicable federal and/or state securities laws, rules or regulations affecting the sale or distribution of shares of investment companies offering multiple classes of shares.

         Dealer agrees to take full responsibility for the suitability and proper supervision of mutual fund recommendations to its customers and to ensure that, to the extent customers request a class of shares in a Fund different from what they already hold in the Fund, such customers are aware of the advantages and disadvantages of selecting one class of shares over other classes of shares and are aware of the available methods of mutual fund financing.

2. SALES AND PRICING OF SHARES. Dealer shall offer and sell Shares only at their respective public offering prices, or the net asset values if applicable, in accordance with Rule 22c-1 of the Investment Company Act of 1940, as amended, and the terms and conditions of the Prospectus of a Fund whose Shares Dealer offers. Dealer shall place orders for Shares only with Distributor, shall date and time stamp all orders received by Dealer and promptly shall transmit all orders to Distributor in time for processing at the price next determined after receipt of the order by Dealer, in accordance with the Prospectus of the Fund whose Shares


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                                                                     EX-99(e)(2)

         are being sold. Dealer shall not aggregate orders to purchase or redeem Shares received after close of the New York Stock Exchange (generally, 4:00 p.m. Eastern Time) ("Market Close") with orders received before Market Close, and warrants that its internal control structure concerning the processing and transmission of orders is suitably designed to prevent or detect on a timely basis orders received after Market Close from being aggregated with orders received before Market Close and to minimize errors that could result in late transmission of orders. Orders received by Dealer before Market Close will receive that day's public offering price or net asset value, as applicable, and orders received by Dealer after Market Close will receive the next day's public offering price or net asset value, as applicable. Dealer shall confirm the transaction with its customer (hereinafter "Client-shareholder") at the price confirmed in writing by the Distributor. In the event of differences between verbal and written price, written confirmations shall be considered final. Prices of the Shares are computed by a Fund in accordance with its Prospectus. Distributor will not accept any order from Dealer which is placed on a conditional basis or subject to any delay or contingency prior to execution.

3. SERVICES TO BE PROVIDED BY DEALER. Dealer or its affiliates/designees will maintain records of sales, redemptions and repurchases of Shares and will furnish the Distributor with such records on request. Dealer will also distribute Prospectuses and reports to the Client-shareholder as described below, in compliance with applicable legal requirements unless the parties expressly agree that Distributor will do so on Dealer's behalf. Client-shareholders means those customers of the Dealer who have entered into an agreement with the Dealer for brokerage, investment advisory, trust, or shareholder services and who maintain an interest in an account with the Funds registered in the name of the Dealer.

         With respect to shareholder services, Distributor hereby appoints Dealer to render shareholder services to each of the 12b-1 Funds (as defined below). Shareholder services may include, but are not limited to, answering routine shareholder inquiries regarding the 12b-1 Funds; providing information to shareholders on their investments in the 12b-1 Funds; providing personnel and communication equipment used in connection therewith; and providing such other services as Distributor may reasonably request. Dealer shall prepare such quarterly reports for Distributor as shall reasonably be required by Distributor. Fees paid under this Agreement for such shareholder services for the 12b-1 Funds are in addition to, and not duplicative of, any fees paid for services provided under a separate administrative servicing agreement for the Funds.

         Distributor reserves the right to reject any purchase orders, including exchanges, for any reason and without notice to Dealer, including if Distributor, in its sole opinion, believes Dealer's customer(s) is engaging in short-term or excessive trading into and out of a Fund or otherwise engaging in trading that may be disruptive to a Fund ("Market Timing"). Dealer agrees to cooperate with Distributor to monitor for Market Timing by Dealer's customers, to provide such relevant information about Market Timers to Distributor as it may reasonably request and to prevent Market Timing from occurring by or because of Dealer's customers. Failure of Distributor to reject any purchase orders that might be deemed to be Market Timing shall not constitute a waiver of Distributor's rights under this section.

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                                                                     EX-99(e)(2)

4.       DEALER COMPENSATION.

         (a) So long as this Agreement is in effect, on purchases from Distributor of Shares of a Fund sold with a sales charge, Dealer shall receive a discount from the public offering price (a "Dealer Concession") at the specified percentages of the public offering price set forth in Exhibit A and the Fund's prospectus and which may be modified from time to time by a Fund.

         Dealer shall not receive any Dealer Concession with respect to certain transactions which are exempt from sales charges and will receive the reduced Dealer Concessions which correspond to the reduced sales charges applicable to certain types of transactions (e.g., transactions involving letters of intent or rights of accumulation), as set forth in a Fund's Prospectus, which are hereby incorporated herein by reference and which may be modified from time to time by a Fund. Dealer shall not share or rebate any portion of such Dealer Concessions or otherwise grant any concessions, discounts or other allowances to any person who is not a broker or dealer actually engaged in the investment banking or securities business and is not a member in good standing of the National Association of Securities Dealers, Inc. ("NASD"). Dealer will receive Dealer Concessions as described above on all purchase transactions in Client-shareholder accounts (excluding reinvestment of income dividends and capital gains distributions) for which Dealer is designated as Dealer of Record except where Distributor determines that any such purchase was made with the proceeds of a redemption or repurchase of Shares of a Fund whether or not the transaction constitutes the exercise of the exchange or conversion privilege.

         (b) In addition to the compensation described in Section 4(a) above and subject to any limitations set forth in the NASD's Rules of Conduct, including without limitation Rule 2830, Distributor will pay Dealer, with respect to each of the Funds for which a Distribution Plan pursuant to Rule 12b-1 of the Investment Company Act of 1940, as amended (the "1940 Act"), is in place for such Shares and under which a fee may be paid to broker-dealers for providing distribution or shareholder services ("12b-1 Funds"), a monthly fee computed at the annual rate as described in Exhibit A and the Fund's prospectus. The fee will be paid for the period Shares of the 12b-1 Funds are held in accounts for which Dealer provides services as described in Section 3 above; provided, however, that any waiver of such fee by Distributor will apply likewise to Dealer and Distributor is obligated to pay such fee to Dealer only so long as the Distributor is reimbursed by such 12b-1 Funds for such fees.

         (c) With respect to any provision regarding Dealer compensation in this
         Section 4, if there is any conflict between a term of Exhibit A and a term of the applicable Fund prospectus, the term of the prospectus in effect at such time shall prevail.

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                                                                     EX-99(e)(2)

         (d) If any Shares sold to Dealer under the terms of this Agreement are repurchased by a Fund, or are tendered for redemption, within seven business days after the date of Distributor's confirmation of the original purchase by Dealer, Dealer shall promptly refund to Distributor the full Dealer Concession received by Dealer pursuant to
         Section 4(a) above or Distributor reserves the right to deduct such amount from any current or future compensation due Dealer.

5. DEALER AUTHORIZATION. Dealer hereby authorizes Distributor to act as its agent in connection with all transactions in Client-shareholder accounts for which Dealer is designated as Dealer of Record. All designations of Dealer of Record and all authorizations of Distributor to act as Dealer's agent shall cease upon the termination of this Agreement or upon the Client-shareholders' instructions to transfer his or her account to another Dealer of Record.

6. PAYMENT FOR SHARES. Payment for all Fund Shares purchased from Distributor by Dealer shall be received by Distributor within the time period defined by agreed-upon normal settlement procedure after acceptance of Dealer's order. If such payment is not so received by the Distributor, the Distributor and the Fund(s) reserve the right, without notice, to immediately cancel the sale, or, at Distributor's option, to sell the Shares ordered by Dealer back to the Fund in which latter case, Distributor may hold Dealer responsible for any loss, suffered by Distributor or by the Fund resulting from Dealer's failure to make payment as described above.

7. PURCHASE OF SHARES. Dealer shall purchase Shares of the Fund only through Distributor or from the Client-shareholders in accordance with the terms of the Fund's prospectus. If Dealer purchases Shares from Distributor, Dealer agrees that all such purchases shall be made only to cover orders already received by Dealer from the Client-shareholders, or for Dealer's own bona fide investment without a view to resale. If Dealer purchases Shares from the Client-shareholders, Dealer agrees to pay such Client-shareholders the applicable net asset value per share less any contingent deferred sales charge or redemption fee that would be applicable if such Shares were then tendered for redemption in accordance with the applicable Prospectus ("Repurchase Price").

8.       LIMITATION ON SALE OF SHARES.  Dealer shall sell Shares only:

         (a)      to the Client-shareholders at the prices described in
                  Section 2 above; or

         (b) to Distributor as agent for the Fund at the Repurchase Price. In such a sale to Distributor, Dealer may act either as principal for Dealer's own account or as agent for the Client-shareholder. If Dealer acts as principal for its own


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                                                                     EX-99(e)(2)

                  account in purchasing Shares for resale to Distributor, Dealer agrees to pay Client-shareholder not less than nor more than the Repurchase Price which Dealer received from Distributor. If Dealer acts as agent for the Client-shareholder in selling Shares to Distributor, Dealer agrees not to charge the Client-shareholder more than a fair commission for handling the transaction.

9. DEALER'S REPRESENTATIONS AND WARRANTIES. Dealer hereby represents and warrants to Distributor that:

         (a) Dealer is willing and possesses the legal authority to provide the services contemplated by this Agreement without violation of applicable laws;

         (b) Dealer is and shall remain throughout the term of this Agreement a member in good standing of the NASD and shall immediately notify Distributor should it cease to be a member of the NASD;

         (c) Dealer is and shall remain throughout the term of this Agreement a broker-dealer and thus a "Financial Institution" as defined by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA Patriot Act) of 2001 (the "ACT"), duly and properly registered and qualified under all applicable laws, rules and regulations, including, but not limited to, all state and federal securities laws, rules and regulations, as may be necessary or appropriate for Dealer to perform and observe all of its duties, obligations and covenants set forth or contemplated by this Agreement;

         (d) Dealer shall throughout the term of this Agreement comply with the requirements of all applicable laws including Title III of the ACT, rules and regulations, including, but not limited to, federal and state securities laws, the rules, regulations and orders of the Securities and Exchange Commission and the NASD, in performing and observing all of its duties, obligations and covenants set forth or contemplated by this Agreement;

         (e) Dealer shall not withhold placing with Distributor orders received from the Client-shareholders so as to profit from such withholding;

         (f) Dealer shall not offer Shares of any Fund in any state where such Shares are not qualified for sale under the Blue Sky Laws and Regulations of such state or where Dealer is not qualified to act as a dealer, except in appropriate circumstances when under state laws and regulations the Shares or the sales transactions are exempt from qualification or dealer registration is not required; and

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                                                                     EX-99(e)(2)

         (g) Dealer shall give Distributor at least 30 days advance written notice of any event which will cause an assignment of this Agreement (as defined in the 1940 Act) by Dealer or its affiliates.

10. INDEMNIFICATION. Dealer shall indemnify and hold harmless Distributor, its affiliates and the Fund against any losses, claims, damages, liabilities or expenses (including reasonable attorneys' fees and expenses) resulting from (a) any negligence or misfeasance of Dealer or any of its officers, directors, employees or registered representatives; or (b) any violation of any law including Title III of the ACT, rule or regulation or any failure to perform or observe any obligations of Dealer set forth in this Agreement by Dealer or any of its officers, directors, employees or registered representatives.

         Distributor shall indemnify and hold harmless Dealer and its affiliates against any losses, claims, damages, liabilities or expenses (including reasonable attorneys' fees and expenses) resulting from (a) any negligence or misfeasance of the Funds, Distributor or any of its officers, directors, employees or registered representatives; or (b) any violation of any law, rule or regulation or any failure to perform or observe any obligations of Distributor or the Funds set forth in this Agreement by the Funds, Distributor or any of its officers, directors, employees or registered representatives.

11. PROVISION OF SALES MATERIAL. Distributor shall deliver to Dealer without charge reasonable quantities of the Fund's Prospectuses with any supplements thereto currently in effect, copies of current shareholder reports of the Fund, proxy materials, and sales material issued by Distributor from time to time.

12. RULE 12B-1 AGREEMENT; TERMINATION. This Agreement is a related agreement under the Distribution Plan ("Rule 12b-1 Plan"), applicable for the 12b-1 Funds, as adopted pursuant to Rule 12b-1 under the 1940 Act. This Agreement may be terminated as to the payments made by the 12b-1 Funds under the Rule 12b-1 Plan at any time, without the payment of any penalty, by the vote of a majority of the members of the Board of Trustees of the Trust who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Rule 12b-1 Plan or in any related agreements to the Rule 12b-1 Plan ("Disinterested Trustees") or by a majority of the outstanding Shares, each with respect to a class of a 12b-1 Fund, upon delivery of written notice thereof to the parties to this Agreement.

         This Agreement will terminate automatically in the event of its assignment as defined in the 1940 Act or upon termination of the Distributor's underwriting agreement with the Fund. In addition, either the Distributor or Dealer may terminate this Agreement upon at least 90 days written notice to the other party.

13. COMPLETE AGREEMENT. This Agreement supersedes and cancels any prior agreement with respect to the sale of Shares of a Fund as listed in


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                                                                     EX-99(e)(2)

         Exhibit A, and may be amended at any time and from time to time by written agreement of the parties hereto, subject to the approval of the Board of Trustees of the Trust when applicable. Notwithstanding the foregoing, Distributor may amend or modify the Exhibits incorporated herein, as provided throughout this Agreement, by providing new exhibits to Dealer. However, such amendment shall only become effective and part of this Agreement and be considered binding upon Dealer upon Dealer's first sale of Shares under the new Exhibits.

14. CHOICE OF LAW. This Agreement shall be governed by and construed to be in accordance with substantive laws of the State of Delaware without reference to choice of law principles thereof and in accordance with the 1940 Act. In the case of any conflict, the 1940 Act shall control. Each party represents that the undersigned has authority to act, and to execute this Agreement, on behalf of such party.

15. NOTICES. All communications and notices to Distributor should be sent to the address below. Any communications or notice to Dealer shall be duly given if mailed or delivered to Dealer at the address specified by Dealer below.

16. NON-EXCLUSIVITY. Each of the parties acknowledges and agrees that this Agreement and the arrangement described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

17. PRIVACY PROGRAM. Each Party to this Agreement agrees to protect Customer Information (defined below) and to comply as may be necessary with requirements of the Gramm-Leach-Bliley Act, the relevant state and federal regulations pursuant thereto, including Regulation S-P, and state privacy laws.

         (a) CUSTOMER INFORMATION. "Customer Information" means any information contained on an application of a customer ("Customer") of the Funds or other form and all nonpublic personal information about a Customer that a party receives from the other party. "Customer Information" includes, by way of example and not limitation, name, address, telephone number, social security number, date of birth and personal financial information.

         (b) SAFEGUARDING CUSTOMER INFORMATION. The parties shall establish and maintain safeguards against the unauthorized access, destruction, loss, or alteration of Customer Information in their control, which are no less rigorous than those maintained by a party for its own information of a similar nature. In the event of any improper disclosure of any Customer Information, the party responsible for the disclosure will immediately notify the other party.

         (c) SURVIVABILITY. The provisions of this Privacy Program Section shall survive the termination of the Agreement.

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                                                                     EX-99(e)(2)

18.      ANTI-MONEY LAUNDERING PROGRAM.

         (a) The Distributor will rely upon Dealer to establish a written Anti-Money Laundering Program (the "Program") to include policies, procedures, and controls that comply with the ACT and the Bank Secrecy Act of 1970 ("BSA"). Each party to this Agreement acknowledges, represents, and warrants that each party has adopted and implemented an Anti-Money Laundering Program that complies and will continue to comply with all aspects and requirements of the ACT, the BSA, and all other applicable anti-money laundering laws and regulations.

                  Upon request, Dealer shall promptly certify to having such Program that complies with and continues to comply with all aspects and requirements of the ACT, the BSA, and all other applicable federal, state and local anti-money laundering laws and regulations.

         (b) The Dealer's Program shall include, and the Distributor shall rely upon, the Dealer's policies, procedures and controls to, among other things, (i) verify the identity (due diligence) of the Dealer's customers, (ii) maintain records of the information used to identify the Dealer's customer, (iii) determine if a Dealer's customer appears on lists of known or suspected terrorists or associated with known or suspected terrorist organizations (said customer hereinafter referred to as a "Prohibited Customer"), and (iv) to ensure that Prohibited Customers and foreign shell banks do not maintain investments in any Fund.

         (c) The Dealer's Program shall also comply with the Customer Identification Program ("CIP") for customers who open accounts on or after October 1, 2003, and as such, shall among other matters provide for the release of customer information to law enforcement agencies, and the filing of Suspicious Activity Reports ("SARs"), as and if applicable, and in accordance with the ACT. In addition, the Dealer's Program also shall include procedures for fulfilling the currency reporting requirements of the ACT and the BSA, as and if applicable.

         (d) The provisions of this Anti-Money Laundering section shall survive the termination of the Agreement.

19.      SHAREHOLDER INFORMATION

         19.1 AGREEMENT TO PROVIDE INFORMATION. Dealer agrees to provide the Fund, upon written request, the taxpayer identification number ("TIN"), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any registered representative(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Dealer during the period covered by the request.

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                                                                     EX-99(e)(2)

                  19.1.1 PERIOD COVERED BY REQUEST. Requests must set forth a specific period, not to exceed 12 months from the date of the request, for which transaction information is sought. A Fund may request transaction information older than 12 months from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

                  19.1.2 FORM AND TIMING OF RESPONSE. Dealer agrees to transmit the requested information that is on its books and records to the Fund or its designee promptly, but in any event not later than five (5) business days, after receipt of a request. If the requested information is not on the Dealer's books and records, Dealer agrees to: (i) provide or arrange to provide the requested information from Shareholders who hold an account with an indirect intermediary; or (ii) if directed by the Fund, block further purchases of Fund Shares from such indirect intermediary. In such instance, Dealer agrees to inform the Fund whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to a Fund should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an "indirect intermediary" has the same meaning as in SEC Rule 22c-2 under the Investment Company Act of 1940.

                  19.1.3 LIMITATIONS ON USE OF INFORMATION. The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Dealer.

         19.2 AGREEMENT TO RESTRICT TRADING. Dealer agrees to execute written instructions from a Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by such Fund as having engaged in transactions of the Fund's Shares (directly or indirectly through the Dealer's account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

                  19.2.1 FORM OF INSTRUCTIONS. Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

                  19.2.2 TIMING OF RESPONSE. Dealer agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Dealer.

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                                                                     EX-99(e)(2)

                  19.2.3 CONFIRMATION BY DEALER. Dealer must provide written confirmation to the Fund that instructions have been executed. Dealer agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

         19.3     DEFINITIONS.  For purposes of this paragraph 19:

                  19.3.1 The term "Fund" includes the Distributor and a Fund's transfer agent. The term does not include any "excepted funds" as defined in SEC Rule 22c-2(b) under the 1940 Act.

                  19.3.2 The term "Shares" means the interest of Shareholders corresponding to the redeemable securities of record issued by a Fund under the 1940 Act that are held by the Dealer.

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                                                                     EX-99(e)(2)

                  19.3.3 The term "Shareholder" means the beneficial owner of Shares, whether the Shares are held directly or by the Dealer in nominee name.

                  19.3.4 The term "written" includes electronic writings and facsimile transmissions.

20. TERMINATION AND SURVIVAL. In the event that this Agreement is terminated under the terms and conditions described in such Agreement, the indemnification provision contained in this Agreement shall continue until the possibilities for damages or loss have expired.

21. ACCEPTANCE OF AGREEMENT. The parties may enter into this Agreement by executing this document. In addition, the Dealer's placement of an order or acceptance of payments of any kind after the Dealer's receipt of this Agreement shall constitute the Dealer's acceptance of this Agreement and, therefore, after such placement of an order or acceptance of payment, this Agreement shall be binding as between the parties as of the date of such order or payment.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers as of the day and year first written above.


DISTRIBUTOR,                                       DEALER,


Gartmore Distribution Services, Inc.               _____________________________


1200 River Road, Suite 1000                        _____________________________


Conshohocken, PA  19428                            _____________________________


__________________________________          ____________________________________


By:  _____________________________          By: ________________________________

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                                                                     EX-99(e)(2)

                                    EXHIBIT A

Any and all Gartmore Funds' funds are available for sale. The Broker/ Dealer will receive the applicable 12b-1 fees and Dealer Concession, as described in "Essential Fund Sales Information for Broker Dealers", as such document may be amended from time to time upon notice by the Distributor, based on funds sold and class purchased as defined in the fund's prospectus.


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                                                                     EX-99(e)(2)

                                    EXHIBIT B

                         FUND/SERV PROCESSING PROCEDURES
                                       AND
                          MANUAL PROCESSING PROCEDURES

The purchase, redemption and settlement of Shares of a Fund will normally follow the Fund/SERV-Defined Contribution Clearance and Settlement Service ("DCCS") Processing Procedures below and the rules and procedures of the SCC Division of the National Securities Clearing Corporation ("NSCC") shall govern the purchase, redemption and settlement of Shares of the Funds through NSCC by the Dealer. In the event of equipment failure or technical malfunctions or the parties' inability to otherwise perform transactions pursuant to the FUND/SERV Processing Procedures, or the parties' mutual consent to use manual processing, the Manual Processing Procedures below will apply.

It is understood and agreed that, in the context of Section 22 of the 1940 Act and the rules and public interpretations thereunder by the staff of the Securities and Exchange Commission (SEC Staff), receipt by the Dealer of any Instructions from the Client-shareholder prior to the Close of Trade on any Business Day shall be deemed to be receipt by the Funds of such Instructions solely for pricing purposes and shall cause purchases and sales to be deemed to occur at the Share Price for such Business Day, except as provided in 4(c) of the Manual Processing Procedures. Each Instruction shall be deemed to be accompanied by a representation by the Dealer that it has received proper authorization from each Client-shareholder whose purchase, redemption, account transfer or exchange transaction is effected as a result of such Instruction.

                      FUND/SERV-DCCS PROCESSING PROCEDURES

1. On each business day that the New York Stock Exchange (the "Exchange") is open for business on which the Funds determine their net asset values ("Business Day"), the Distributor shall accept, and effect changes in its records upon receipt of purchase, redemption, exchange, account transfer and registration instructions from the Dealer electronically through Fund/SERV ("Instructions") without supporting documentation from the Client-shareholder. On each Business Day, the Distributor shall accept for processing any Instructions from the Dealer and shall process such Instructions in a timely manner.

2. Distributor shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the NSCC. Distributor shall conduct each of the foregoing activities in a competent manner and in compliance with (a) all applicable laws, rules and regulations, including NSCC Fund/SERV-DCCS rules and procedures relating to Fund/SERV; (b) the then-current Prospectus of a Fund; and (c) any provision relating to Fund/SERV in any other agreement of the Distributor that would affect its duties and obligations pursuant to this Agreement.

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                                                                     EX-99(e)(2)

3. Confirmed trades and any other information provided by the Distributor to the Dealer through Fund/SERV and pursuant to this Agreement shall be accurate, complete, and in the format prescribed by the NSCC.

4. Trade, registration, and broker/dealer information provided by the Dealer to the Distributor through Fund/SERV and pursuant to this Agreement shall be accurate, complete and, in the format prescribed by the NSCC. All Instructions by the Dealer regarding each Fund/SERV Account shall be true and correct and will have been duly authorized by the registered holder.

5. For each Fund/SERV transaction, including transactions establishing a Client-shareholder account with the Distributor, the Dealer shall provide the Funds and the Distributor with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information), which the Dealer hereby certifies is and shall remain true and correct. The Dealer shall maintain documents required by the Funds to effect Fund/SERV transactions. The Dealer certifies that all Instructions delivered to Distributor on any Business Day shall have been received by the Dealer from the Client-shareholder by the close of trading (generally 4:00 p.m. Eastern Time ("ET")) on the Exchange (the "Close of Trading") on such Business Day and that any Instructions received by it after the Close of Trading on any given Business Day will be transmitted to Distributor on the next Business Day.

                          MANUAL PROCESSING PROCEDURES

1. On each Business Day, the Dealer may receive Instructions from the Client-shareholder for the purchase or redemption of shares of the Funds based solely upon receipt of such Instructions prior to the Close of Trading on that Business Day. Instructions in good order received by the Dealer prior to the close of trading on any given Business Day (generally, 4:00 p.m. ET (the "Trade Date") and transmitted to the Distributor by no later than 9:30 a.m. ET the Business Day following the Trade Date ("Trade Date plus One" or "TD+1"), will be executed at the NAV ("Share Price") of each applicable Fund, determined as of the Close of Trading on the Trade Date.

2. By no later than 6:00 p.m. ET on each Trade Date ("Price Communication Time"), the Distributor will use its best efforts to communicate to the Dealer via electronic transmission acceptable to both parties, the Share Price of each applicable Fund, as well as dividend and capital gain information and, in the case of funds that credit a daily dividend, the daily accrual for interest rate factor (mil rate), determined at the Close of Trading on that Trade Date.

3. As noted in Paragraph 1 above, by 9:30 a.m. ET on TD+1 ("Instruction Cutoff Time") and after the Dealer has processed all approved transactions, the Dealer will transmit to the Distributor via facsimile, telefax or electronic transmission or system-to-system, or by a method acceptable to the Dealer and the Distributor, a report (the "Instruction Report") detailing the Instructions that were received by the Dealer prior to the Funds' daily determination of Share Price for each Fund (i.e., the Close of Trading) on Trade Date.

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                                                                     EX-99(e)(2)

         (a) It is understood by the parties that all Instructions from the Client-shareholder shall be received and processed by the Dealer in accordance with its standard transaction processing procedures. The Dealer or its designees shall maintain records sufficient to identify the date and time of receipt of all Client-shareholder transactions involving the Funds and shall make or cause to be made such records available upon reasonable request for examination by the Funds or its designated representative or, at the request of the Funds, by appropriate governmental authorities. Under no circumstances shall the Dealer change, alter or modify any Instructions received by it in good order.

         (b) Following the completion of the transmission of any Instructions by the Dealer to the Distributor by the Instruction Cutoff Time, the Dealer will verify that the Instruction was received by the Distributor and trades are pending by utilizing a remote terminal or such other method acceptable to the Distributor.

         (c) In the event that an Instruction transmitted by the Dealer on any Business Day is not received by the Distributor by the Instruction Cutoff Time, due to mechanical difficulties or for any other reason beyond the Dealer's reasonable control, such Instruction shall nonetheless be treated by the Distributor as if it had been received by the Instruction Cutoff Time, provided that the Dealer retransmits such Instruction by facsimile transmission to the Distributor and such Instruction is received by the Distributor's financial control representative no later than 9:30 a.m. ET on TD+1. In addition, the Dealer will place a phone call to a financial control representative of the Distributor prior to 9:00 a.m. ET on TD+1 to advise the Distributor that a facsimile transmission concerning the Instruction is being sent.

         (d) With respect to all Instructions, the Distributor's financial control representative will manually adjust a Fund's records for the Trade Date to reflect any Instructions sent by the Dealer.

         (e) By no later than 4:00 p.m. on TD+1, and based on the information transmitted to the Distributor pursuant to Paragraph 3(c) above, the Dealer will use its best efforts to verify that all Instructions provided to the Distributor on TD+1 were accurately received and that the trades for each Account were accurately completed and the Dealer will use its best efforts to notify Distributor of any discrepancies.

4. As set forth below, upon the timely receipt from the Dealer of the Instructions, the Fund will execute the purchase or redemption transactions (as the case may be) at the Share Price for each Fund computed as of the Close of Trading on the Trade Date.

         (a) Except as otherwise provided herein, all purchase and redemption transactions will settle on TD+1. Settlements will be through net Federal Wire transfers to an account designated by a Fund. In the case of Instructions which constitute a net purchase order, settlement shall occur by the Dealer


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                                                                     EX-99(e)(2)

                  instructing the trustee or custodian for the Funds to initiate a wire transfer by 1:00 p.m. ET on TD+1 to the custodian for the Fund for receipt by the Funds' custodian by no later than the Close of Business at the New York Federal Reserve Bank on TD+1, causing the remittance of the requisite funds to the Distributor to cover such net purchase order. In the case of Instructions which constitute a net redemption order, settlement shall occur by the Distributor causing the remittance of the requisite funds to cover such net redemption order by Federal Funds Wire by 1:00 p.m. ET on TD+1, provided that the Fund reserves the right to (i) delay settlement of redemptions for up to seven (7) Business Days after receiving a net redemption order in accordance with Section 22 of the 1940 Act and Rule 22c-1 thereunder, or (iii) suspend redemptions pursuant to the 1940 Act or as otherwise required by law. Settlements shall be in U.S. dollars and a Fund may pay redemption proceeds in whole or in part by a distribution in-kind of readily marketable securities that it holds in lieu of cash in conformity with applicable law or regulations.

         (b) The Dealer or such other party as may be designated, as record owner of each account ("Record Owner") will be provided with all written confirmations required under federal and state securities laws.

         (c) On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of Instructions. Instructions will be settled on the next Business Day on which the Federal Reserve Wire Transfer System is open. The original TD+1 Settlement Date will not apply. Rather, for purposes of this Paragraph 4(c) only, the Settlement Date will be the date on which the Instruction settles.

         (d) The Dealer shall, upon receipt of any confirmation or statement concerning the accounts, promptly verify by use of the terminal or by such other method acceptable to the Distributor and the Dealer the accuracy of the information contained therein against the information contained in the Dealer's internal record-keeping system and shall promptly, but in no event not more than SEVEN days, advise the Distributor in writing of any discrepancies between such information. The Distributor and the Dealer shall cooperate to resolve any such discrepancies as soon as reasonably practicable.

                                 INDEMNIFICATION

In the event of any error or delay with respect to both the Fund/SERV Processing Procedures and the Manual Processing Procedures outlined in Exhibit B herein:
(i) which is caused by the Funds or the Distributor, the Distributor shall make any adjustments on the Funds' accounting system necessary to correct such error or delay and the responsible party or parties shall reimburse the Client-shareholder and the Dealer, as appropriate, for any losses or reasonable costs incurred directly as a result of the error or delay but specifically excluding any and all consequential punitive or other indirect damages or (ii) which is caused by the Dealer or by any Client-shareholder, the Distributor shall make any adjustment on the Funds' accounting system necessary to correct


January 2007                           16                         I # 227207 v.1

                                                                     EX-99(e)(2)

such error or delay and the affected party or parties shall be reimbursed by the Dealer for any losses or reasonable costs incurred directly as a result of the error or delay, but specifically excluding any and all consequential punitive or other indirect damages. In the event of any such adjustments on the Funds' accounting system, Dealer shall make the corresponding adjustments on its internal record-keeping system. In the event that errors or delays with respect to the Procedures are contributed to by more than one party hereto, each party shall be responsible for that portion of the loss or reasonable cost which results from its error or delay. All parties agree to provide the other parties prompt notice of any errors or delays of the type referred to herein and to use reasonable efforts to take such action as may be appropriate to avoid or mitigate any such costs or losses.

January 2007                           17                         I # 227207 v.1